REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
FirstBank Corp. and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of FirstBank Corp. and Subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstBank Corp. and Subsidiaries at March 31, 1998 and 1997 and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





Spokane, Washington
April 23, 1998



                              CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
=========================================================================================================

MARCH 31,                                                                       1998             1997
=========================================================================================================

ASSETS

CASH AND CASH EQUIVALENTS (Note 13):
   Non-interest bearing cash deposits                                      $   5,443,129    $   3,883,176
   Interest bearing deposits                                                   1,139,185               --
   Federal funds sold                                                          1,834,506        1,419,560
---------------------------------------------------------------------------------------------------------

Total cash and cash equivalents                                                8,416,820        5,302,736

Investment securities (Notes 1 and 13):
   Held-to-maturity                                                            2,449,375        5,199,375
   Available-for-sale                                                          2,654,233               --
Mortgage-backed securities (Notes 2 and 13):
   Held-to-maturity                                                            3,420,153        2,280,743
   Available-for-sale                                                          7,969,533        2,599,147
Certificates of deposit                                                          991,000               --
Loans receivable, net (Notes 3, 9 and 13)                                    145,696,660      113,048,075
Accrued interest receivable (Note 4)                                           1,374,239        1,013,848
Stock in FHLB, at cost (Notes 12 and 13)                                       2,110,075          945,475
Premises and equipment, net (Note 5)                                           4,705,829        4,928,655
Income taxes receivable (Note 7)                                                 468,807               --
Cash surrender value of life insurance policies (Note 10)                      1,400,055        1,350,964
Other assets                                                                   1,906,391          982,692
---------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                               $ 183,563,170    $ 137,651,710
=========================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Bank overdrafts                                                         $          --    $   2,112,629
   Deposits (Notes 6 and 13)                                                 114,495,090      107,595,602
   Advances from borrowers for taxes and insurance                             1,329,080        1,558,438
   Income taxes payable (Note 7)                                                      --          116,921
   Advances from FHLB (Notes 12 and 13)                                       35,655,579       13,922,083
   Deferred income taxes (Note 7)                                                245,000           76,664
   Accrued expenses and other liabilities (Note 10)                            1,830,423        1,258,262
---------------------------------------------------------------------------------------------------------

Total liabilities                                                            153,555,172      126,640,599
---------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Notes 3, 10, 11 and 14)

STOCKHOLDERS' EQUITY (Notes 8 and 14):
   Preferred stock, $.01 par value, 500,000 shares authorized,
     no shares issued or outstanding                                                  --               --
   Common stock, $.01 par value, 5,000,000 shares authorized,
     1,983,750 and 0 shares issued, 1,834,407 and 0 shares outstanding            19,838               --
   Additional paid-in capital                                                 18,989,977               --
   Unearned ESOP shares (Note 11)                                             (1,493,430               --
   Retained earnings, substantially restricted                                12,493,990       11,043,959
   Unrealized loss on securities available-for-sale, net of tax (Note 1)          (2,377)         (32,848)
---------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                    30,007,998       11,011,111
---------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $ 183,563,170    $ 137,651,710
=========================================================================================================


           SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                                                                        46
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

                          CONSOLIDATED STATEMENTS OF INCOME
====================================================================================

YEAR ENDED MARCH 31,                                          1998           1997
====================================================================================

INTEREST INCOME:
     Loans receivable                                   $   11,694,425  $  9,248,607
     Mortgage-backed securities                                612,550       146,963
     Investment securities                                     292,395       534,450
     Other interest earning assets                             721,266       262,043
------------------------------------------------------------------------------------

Total interest income                                       13,320,636    10,192,063
------------------------------------------------------------------------------------

INTEREST EXPENSE:
     Deposits (Note 6)                                       4,658,565     4,839,334
     Advances from FHLB                                      1,914,038       498,653
------------------------------------------------------------------------------------

Total interest expense                                       6,572,603     5,337,987
------------------------------------------------------------------------------------

NET INTEREST INCOME                                          6,748,033     4,854,076

PROVISION FOR LOAN LOSSES (Note 3)                             200,463       309,943
------------------------------------------------------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          6,547,570     4,544,133
------------------------------------------------------------------------------------

NON-INTEREST INCOME:
     Gain on sale of loans                                   1,018,409     1,199,357
     Service fees and charges                                1,134,030       960,279
     Commissions and other                                     129,478        85,938
------------------------------------------------------------------------------------

Total non-interest income                                    2,281,917     2,245,574
------------------------------------------------------------------------------------

NON-INTEREST EXPENSES:
     Compensation and related benefits (Notes 10 and 11)     3,549,585     3,110,759
     Occupancy                                                 770,100       696,978
     Supplies and postage                                      308,938       262,211
     Data processing                                           289,677       157,868
     Advertising                                               206,461       159,948
     Deposit insurance premiums                                 69,232       699,787
     Other                                                     984,991       789,786
------------------------------------------------------------------------------------

Total non-interest expense                                   6,178,984     5,877,337
------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAX EXPENSE                             2,650,503       912,370

INCOME TAX EXPENSE (Note 7)                                    944,310       263,517
------------------------------------------------------------------------------------

NET INCOME                                              $    1,706,193  $    648,853
====================================================================================

PRO FORMA AMOUNTS (UNAUDITED):
     Net income per share - basic and diluted           $         0.93
                                                        ==============

     Weighted average common shares outstanding              1,829,911
                                                        ==============

SEE ACCOMPANYING  SUMMARY OF ACCOUNTING POLICIES AND NOTES TO CONSOLIDATED  FINANCIAL
STATEMENTS.
                                                                                   47
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



                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
===================================================================================================================================

                                                                                           Unrealized
                                                                                             Loss on
                                                                                             Retained    Securities
                                         Common Stock         Additional     Unearned        Earnings,    Available-       Total
                                  -------------------------     Paid-In         ESOP       Substantially   for-Sale,   Stockholders'
                                       Shares    Amount         Capital        Shares       Restricted    net of tax      Equity
===================================================================================================================================

BALANCE, April 1, 1996                   --   $         --   $         --   $         --   $ 10,395,106  $    (38,901) $ 10,356,205

Sale of securities                       --             --             --             --             --        38,901        38,901
available-for-sale

Change in unrealized loss on
securities                               --             --             --             --             --       (32,848)      (32,848)
available-for-sale, net of tax

Net income                               --             --             --             --        648,853            --       648,853
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE, March 31, 1997                  --             --             --             --     11,043,959       (32,848)   11,011,111

Proceeds from issuance of
common stock, net of offering     1,983,750         19,838     18,921,825             --             --            --    18,941,663
costs

Sale of common stock to
   ESOP (Note 11)                        --             --             --      (1,587,00)            --            --    (1,587,000)

Dividends paid                           --             --             --             --       (256,162)           --      (256,162)

Change in unrealized loss on
securities                               --             --             --             --             --        30,471        30,471
available-for-sale, net of tax

ESOP shares released (Note 11)           --             --         68,152         93,570             --            --       161,722

Net income                               --             --             --             --      1,706,193            --     1,706,193
-----------------------------------------------------------------------------------------------------------------------------------

BALANCE, March 31, 1998           1,983,750   $     19,838   $ 18,989,977   $ (1,493,430)  $ 12,493,990  $     (2,377) $ 30,007,998
===================================================================================================================================


                                    SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                                                                                 48
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


                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
===========================================================================================================

                              INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

YEAR ENDED MARCH 31,                                                               1998             1997
===========================================================================================================

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                  $  1,706,193    $    648,853
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                                                  611,944         371,275
     Provision for loan losses                                                      200,463         309,943
     Gain on sale of loans                                                       (1,018,409)     (1,199,357)
     Other losses, net                                                                  871           4,783
     Deferred income taxes                                                          147,940           2,913
     FHLB stock dividends                                                          (138,500)        (69,875)
     Deferred compensation expense                                                   63,837          57,087
     ESOP compensation expense                                                      161,722              --
     Loss on sale of investment securities available-for-sale                            --          89,789
   Changes in assets and liabilities:
     Accrued interest receivable and other assets                                  (281,592)       (614,950)
     Income taxes receivable (payable)                                             (585,728)        127,588
     Accrued expenses and other liabilities                                         508,324         499,410
-----------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                         1,377,065         227,409
-----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of mortgage-backed securities held-to-maturity                      (1,500,000)       (109,742)
   Purchases of mortgage-backed securities available-for-sale                    (6,873,082)     (2,659,465)
   Proceeds from maturities of mortgage-backed securities held-to-maturity          408,157         305,542
   Proceeds from maturities of mortgage-backed securities available-for-sale      1,307,091              --
   Purchases of investment securities available-for-sale                         (2,647,485)             --
   Proceeds from maturities of investment securities held-to-maturity             2,750,000       5,350,000
   Proceeds from sale of investment securities available-for-sale                        --       1,302,406
   Purchases of certificates of deposit                                          (3,790,000)             --
   Proceeds from maturity of certificates of deposit                              2,799,000              --
   Decrease in loans receivable from loans sold                                  66,313,240      59,924,357
   Other net change in loans receivable                                         (99,044,386)    (78,510,556)
   Purchases of FHLB stock                                                       (1,026,100)             --
   Purchases of premises and equipment                                             (532,858)       (615,752)
   Net increase in cash surrender value of life insurance policies                  (49,091)        (67,336)
   Proceeds from disposition of assets                                              233,035          90,527
-----------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                           (41,652,479)    (14,990,019)
-----------------------------------------------------------------------------------------------------------



            SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                                                         49



                                CONSOLIDATED STATEMENTS OF CASH FLOWS
===================================================================================================


                          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

YEAR ENDED MARCH 31,                                                       1998             1997
===================================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                                   6,899,488       (7,728,467)
   Bank overdrafts                                                      (2,112,629)       2,112,629
   Advances from borrowers for taxes and insurance                        (229,358)         482,264
   Advances from FHLB                                                  256,291,000       81,050,000
   Repayments on advances from FHLB                                   (234,557,504)     (69,431,945)
   Proceeds from issuance of common stock, net of offering costs        18,941,663
   Funding provided to ESOP for purchase of common stock                (1,587,000)
   Cash dividends paid on common stock                                    (256,162)
---------------------------------------------------------------------------------------------------

Net cash provided by financing activities                               43,389,498        6,484,481
---------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     3,114,084       (8,278,129)

CASH AND CASH EQUIVALENTS, beginning of year                             5,302,736       13,580,865
---------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                               $   8,416,820    $   5,302,736
===================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   CASH PAID DURING THE PERIOD FOR:
    Interest                                                         $   6,568,192    $   5,345,106
    Income taxes                                                     $   1,263,702    $     201,083

   NONCASH INVESTING AND FINANCING ACTIVITIES:
    Unrealized loss on securities available-for-sale, net of tax     $      30,471    $      90,766
    Loans receivable charged to the allowance for loan losses        $      55,204    $      36,838
    Transfer from loans receivable to real estate acquired through
      foreclosure                                                    $     900,507    $     244,792



    SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                                                 50

                         SUMMARY OF ACCOUNTING POLICIES

================================================================================

CONVERSION TO A STOCK CORPORATION. FirstBank Corp. (the Holding Company), a Delaware Corporation, was organized on March 12, 1997 for the purpose of acquiring all of the capital stock of FirstBank Northwest (the Bank) as part of its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank (the Conversion) and completion of an initial public offering of Holding Company stock. On January 30, 1998, the Bank converted to a Washington-chartered savings bank. Effective July 1, 1997, the Holding Company completed its initial public offering of 1,983,750 shares of common stock for $10.00 per share and received final regulatory approvals regarding its acquisition of all the Bank's capital stock using 50 percent of the net public offering proceeds. This transaction was accounted for in a manner similar to a pooling of interests, consequently, no goodwill or other intangibles were recorded as a result of the transaction and the accompanying consolidated financial statements report the operations and financial condition of the consolidated entities as if they had operated as a single entity during each of the periods presented.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements Include the accounts of the Holding Company, the Bank and Tri Star Financial Corporation (Tri Star) (collectively referred to as the Company). All significant intercompany transactions and balances are eliminated in consolidation.

NATURE OF BUSINESS AND CONCENTRATION OF CREDIT RISK. The Holding Company's principal business consists of the operations of the Bank and Tri Star. The Bank's operations consist of attracting deposits from the general public through a variety of deposit products and investing these, together with funds from on-going operations, in the origination of residential mortgage loans and, to a lesser extent, construction, agricultural, commercial, consumer and other loans. The Bank primarily grants residential loans to customers in Central and North Idaho and Southeast Washington. Tri Star's operations consist primarily of selling life insurance and tax deferred annuities to customers in the same areas as the Bank operates.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosures on contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate. While management uses current information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of the examination.

STATEMENTS OF CASH FLOWS. For purposes of the statements of cash flows, the Company considers all cash on hand and in banks, federal funds sold and highly liquid marketable debt instruments with original maturities when purchased of three months or less to be cash and cash equivalents.

PREMISES AND EQUIPMENT. Premises and equipment, which consist of buildings, building improvements, furniture, fixtures and office equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation range from thirty to forty years for buildings, thirty years for building improvements, and five to ten years for furniture, fixtures and equipment.

INCOME TAXES. The Company accounts for income taxes according to the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. Under SFAS No. 109, deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rate expected to apply to the taxable income of the period in which the deferred tax liability or asset is expected to be settled or realized. Tax credits are accounted for as a reduction of income taxes in the year in which the credit originates.

                         SUMMARY OF ACCOUNTING POLICIES

================================================================================

INVESTMENT AND MORTGAGE-BACKED SECURITIES. The Company accounts for securities according to the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Investments in securities are to be classified as either held-to-maturity, available-for-sale or trading.

HELD-TO-MATURITY - Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the effective interest method. The Company has the ability and the intention to hold these investment and mortgage backed securities to maturity and, accordingly, they are not adjusted for temporary declines in their fair value.

AVAILABLE-FOR-SALE - Investments in debt and equity securities classified as available-for-sale are stated at fair value. Unrealized gains and losses are recognized (net of tax effect) as a separate component of stockholders' equity.

TRADING - Investments in debt and equity securities classified as trading are stated at fair value. Realized and unrealized gains and losses for trading securities are included in income.

Realized gains and losses on the sale of securities are determined using the specific identification method.


LOANS RECEIVABLE. Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and less the net deferred loan origination fees and discounts. Deferred loan origination fees and discounts are amortized over the contractual life using the level-yield method.

The allowance for loan losses is established based on management's evaluation of probable losses in its loan portfolio. An allowance for loss on specific impaired loans for which collectibility may not be reasonably assured is established based upon, among other factors, the estimated fair market values of the underlying collateral and estimated holding and selling costs.

The Company accounts for loan impairment according to the provisions of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," which amends SFAS No. 114. These statements define the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS No. 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

The Company applies the recognition criteria of SFAS No. 114 to impaired multi-family residential, commercial real estate, agriculture and restructured loans. Smaller balance, homogeneous loans, including one-to-four family residential loans and consumer loans, are collectively evaluated for impairment. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The Company has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. The adoption of SFAS No. 114 and SFAS No. 118 resulted in no prospective adjustment to the allowance for loan losses and did not affect the Company's policies regarding charge-offs or recoveries.

Interest accruals on loans which are more than ninety days delinquent are suspended. Suspended interest ultimately collected is credited to interest income in the period of recovery.

                         SUMMARY OF ACCOUNTING POLICIES

================================================================================

Any unamortized discounts, premiums or fees on loans repaid or sold are recognized as income in the year of repayment or sale.

REAL ESTATE OWNED. Real estate acquired in settlement of loans is initially recorded at fair value less cost to sell at the date of foreclosure. Costs relating to development and improvement of property are capitalized to the extent that carrying value does not exceed estimated fair market value, less estimated cost to sell, whereas costs relating to holding the property are charged to expense.

Valuations are periodically performed by the Company, and losses are recognized by a charge to income if the carrying value of a property exceeds its estimated fair value less cost to sell.

STOCK IN FEDERAL HOME LOAN BANK. Federal law requires a member institution of the Federal Home Loan Bank (FHLB) System to hold common stock of its district FHLB according to predetermined formulas. No ready market exists for such stock and it has no quoted market value.

EMPLOYEE STOCK OWNERSHIP PLAN. The Company sponsors an Employee Stock Ownership Plan ("ESOP"). The ESOP is accounted for in accordance with the American Institute of Certified Public Accountants Statement of Position 93-6, "Employer's Accounting for Employee Stock Ownership Plans." Accordingly, the shares held by the ESOP are reported as unearned shares issued to the ESOP in the statements of financial condition. As shares are released from collateral, compensation expense is recorded equal to the then current market price of the shares, and the shares become outstanding for earnings per share calculations.

Stock and cash dividends on allocated shares are recorded as a reduction of retained earnings and paid or distributed directly to participants' accounts. Stock and cash dividends on unallocated shares are recorded as a reduction of debt and accrued interest.


MORTGAGE SERVICING RIGHTS. The Company accounts for mortgage servicing rights according to the provisions of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", which amended SFAS No. 122 "Accounting for Mortgage Servicing Rights" and SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 125 requires a mortgage banking enterprise to recognize as a separate asset, the rights to service mortgage loans regardless of whether the servicing rights are acquired through either purchase or origination. Additionally, the new standard requires impairment analysis of mortgage servicing rights regardless of whether purchased or originated.

The Company's mortgage servicing rights represent the unamortized cost of originated contractual rights to service mortgages for others in exchange for a servicing fee. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual and anticipated prepayments of the underlying mortgage loans. The effect of adopting SFAS No. 122 was to increase income before income taxes for the year ended March 31, 1997, by approximately $246,000.


EARNINGS PER SHARE. Effective April 1, 1997, the Company adopted SFAS No. 128, "Earnings per Share". SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the presentation of primary EPS with earnings per common share ("basic EPS"). Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. SFAS No. 128 also requires presentation of EPS assuming dilution ("diluted EPS"). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company had no dilutive potential common stock at March 31, 1998 and therefore, basic and diluted EPS are the same for this period. ESOP shares which are unallocated and not yet committed to be released, which totaled 149,343 shares at March 31, 1998, are excluded from the weighted average shares outstanding calculation.

Pro forma income per share and weighted average common shares outstanding information is presented for the year ended March 31, 1998 assuming the Conversion occurred on April 1, 1997. Net income per share was not calculated for the year ended March 31, 1997 as no shares were outstanding during this period.

                         SUMMARY OF ACCOUNTING POLICIES

================================================================================

NEW ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is the total of reported net income and all other revenues, expenses, gains and losses that under generally accepted accounting principles bypass reported net income. SFAS No. 130 requires that comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements and requires an entity to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of the balance sheet. This statement is effective for fiscal years beginning after December 15, 1997. Companies are also required to report comparative totals for comprehensive income in interim reports. The Company does not expect adoption to have a material effect on its consolidated financial statements.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which establishes standards for public companies to report certain financial information about operating segments in interim and annual financial statements. Operating segments are components of a business about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in assessing performance and deciding how to allocate resources. The statement also requires public companies to report certain information about their products and services and the geographic areas in which they operate. This statement is effective for fiscal years beginning after December 15, 1997. The statement does not need to be applied to interim financial statements in the initial year of its application, but such comparative information will be required in interim statements in the second year. The Company does not expect adoption to have a material effect on its financial statements.

1.  INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities held-to-maturity and available-for-sale are summarized as follows:

HELD-TO-MATURITY

                                                    Gross          Gross        Estimated
                                    Amortized    Unrealized     Unrealized        Market
March 31, 1998                        Cost          Gains         Losses          Value
=========================================================================================

Farm Credit Bank and FHLB bonds   $ 1,749,375   $        --    $    (7,200)   $ 1,742,175
SLMA notes                            450,000           875           (460)       450,415
FHLB and FNMA notes                   250,000            --         (1,425)       248,575
-----------------------------------------------------------------------------------------

                                  $ 2,449,375   $       875    $    (9,085)   $ 2,441,165
=========================================================================================

                                                    Gross          Gross        Estimated
                                    Amortized    Unrealized     Unrealized        Market
March 31, 1997                        Cost          Gains         Losses          Value
=========================================================================================

Farm Credit Bank and FHLB bonds   $ 4,249,375   $        --    $   (59,800)   $ 4,189,575
SLMA notes                            700,000         1,765             --        701,765
FHLB and FNMA notes                   250,000            --         (4,975)       245,025
-----------------------------------------------------------------------------------------

                                  $ 5,199,375   $     1,765    $   (64,775)   $ 5,136,365
=========================================================================================

AVAILABLE-FOR-SALE

                                                    Gross          Gross        Estimated
                                    Amortized    Unrealized     Unrealized        Market
March 31, 1998                        Cost          Gains         Losses          Value
=========================================================================================

State Municipal bonds             $ 2,619,735   $    37,265    $    (2,767)   $ 2,654,233
=========================================================================================

The amortized cost and estimated market values of investment securities at March 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                       HELD-TO-MATURITY             AVAILABLE-FOR-SALE
                                  -------------------------    --------------------------
                                                 Estimated                      Estimated
                                    Amortized      Market       Amortized        Market
                                      Cost         Value          Cost           Value
=========================================================================================
Due after one through five years  $ 2,449,375   $ 2,441,165    $        --    $        --
Due after ten years                        --            --      2,619,735      2,654,233
-----------------------------------------------------------------------------------------

                                  $ 2,449,375   $ 2,441,165    $ 2,619,735    $ 2,654,233
=========================================================================================


                                                                                       55

2.  MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed and related securities held-to-maturity and available-for-sale are summarized as follows:

HELD-TO-MATURITY

                                                        Gross           Gross       Estimated
                                        Amortized     Unrealized     Unrealized       Market
March 31, 1998                            Cost          Gains          Losses         Value
=============================================================================================

FNMA Certificates                     $ 1,122,115   $     9,511    $   (42,883)   $ 1,088,743
Collateralized Mortgage Obligations       364,586         3,103           (265)       367,424
SBA Certificates                            2,904            --           (159)         2,745
GNMA Certificates                         109,567         1,968             --        111,535
FHLMC Certificates                        327,392            52         (4,835)       322,609
State revenue bonds                     1,493,589            --             --      1,493,589
---------------------------------------------------------------------------------------------

                                      $ 3,420,153   $    14,634    $   (48,142)   $ 3,386,645
=============================================================================================

                                                        Gross           Gross       Estimated
                                        Amortized     Unrealized     Unrealized       Market
March 31, 1997                            Cost          Gains          Losses         Value
=============================================================================================

FNMA Certificates                     $ 1,300,481   $     9,483    $   (72,764)   $ 1,237,200
Collateralized Mortgage Obligations       432,303            74         (1,033)       431,344
SBA Certificates                           16,443            --           (814)        15,629
GNMA Certificates                         139,515         1,883             (6)       141,392
FHLMC Certificates                        392,001           509        (12,435)       380,075
---------------------------------------------------------------------------------------------

                                      $ 2,280,743   $    11,949    $   (87,052)   $ 2,205,640
=============================================================================================

AVAILABLE-FOR-SALE

                                                        Gross           Gross       Estimated
                                        Amortized     Unrealized     Unrealized       Market
March 31, 1998                            Cost          Gains          Losses         Value
=============================================================================================

Collateralized Mortgage Obligations   $ 1,951,150   $    28,006    $        --    $ 1,979,156
FHLMC Certificates                      2,688,586         1,453        (40,210)     2,649,829
FNMA Certificates                       3,366,424        10,275        (36,151)     3,340,548
---------------------------------------------------------------------------------------------

                                      $ 8,006,160   $    39,734    $   (76,361)   $ 7,969,533
=============================================================================================

                                                        Gross           Gross       Estimated
                                        Amortized     Unrealized     Unrealized       Market
March 31, 1997                            Cost          Gains          Losses         Value
=============================================================================================

Collateralized Mortgage Obligations   $ 1,604,249   $        --    $   (47,072)   $ 1,557,177
FHLMC Certificates                      1,048,995            --         (7,025)     1,041,970
---------------------------------------------------------------------------------------------

                                      $ 2,653,244   $        --    $   (54,097)   $ 2,599,147
=============================================================================================

                                                                                           56

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

The amortized cost and estimated market value of mortgage backed securities at March 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                  HELD-TO-MATURITY         AVAILABLE-FOR-SALE
                               -----------------------  -----------------------
                                             Estimated                Estimated
                                Amortized     Market     Amortized      Market
                                  Cost        Value        Cost         Value
===============================================================================

Due in one year or less            2,904   $    2,745   $       --   $       --
Due after ten years            3,417,249    3,383,900    8,006,160    7,969,533
-------------------------------------------------------------------------------

                               3,420,153   $3,386,645   $8,006,160   $7,969,533
===============================================================================

Collateralized mortgage obligations at March 31, 1998 and 1997 were collateralized by mortgage-backed securities issued by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association.

3.  LOANS RECEIVABLE

Loans receivable at March 31 consists of the following:

                                                     1998               1997
===============================================================================

REAL ESTATE LOANS:
   Residential                                  $ 87,984,804       $ 77,408,533
   Agricultural                                   14,601,861         11,997,828
   Commercial                                     12,433,453          5,392,173
   Construction                                    7,965,557         11,861,206

OTHER LOANS:
   Commercial (non-real estate)                   16,626,915          1,692,030
   Home equity                                     6,175,466          5,003,037
   Other consumer                                  6,109,394          4,124,825
   Agricultural operating                          2,304,571          1,029,503
-------------------------------------------------------------------------------

TOTAL LOANS RECEIVABLE                           154,202,021        118,509,135

LESS:
   Loans in process                                6,934,502          4,107,763
   Unearned loan fees and discounts                  451,152            378,849
   Allowance for loan losses                       1,119,707            974,448
-------------------------------------------------------------------------------

   LOANS RECEIVABLE, NET                        $145,696,660       $113,048,075
===============================================================================

Total loans receivable consist of approximately $91,617,000 and $85,028,000 in one-to four-family residential real estate loans at March 31, 1998 and 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

The following  summarizes  the changes in the allowance for loan losses at March
31:
                                                      1998               1997
===============================================================================

ALLOWANCE FOR LOAN LOSSES, beginning of year      $   974,448       $   701,343
Provision for loan losses                             200,463           309,943
Charge-offs                                           (55,204)          (36,838)
-------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES, end of year            $ 1,119,707       $   974,448
===============================================================================

Outstanding commitments of the Bank to originate loans as of March 31, 1998 were as follows:

                                    Fixed            Variable
                                     Rate               Rate            Total
===============================================================================

First mortgage loans              $20,184,810       $   381,952     $20,566,762
Other loans                            37,500         1,776,500       1,814,000
-------------------------------------------------------------------------------

OUTSTANDING LOAN COMMITMENTS      $20,222,310       $ 2,158,452     $22,380,762
===============================================================================


Interest rates on fixed rate loan commitments range from 5.68% to 8.50% and are committed through June 13, 1998. Fees received in connection with these outstanding loan commitments are deferred and will be recognized in income over the life of the related loan after funding of the loan. In addition, the Bank had commitments to fund outstanding credit lines of approximately $8,414,000 at March 31, 1998. Commitments to extend credit may involve elements of interest rate risk in excess of the amount recognized in the balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

The Bank remains contingently liable for approximately $1,267,000 of loans sold with recourse as of March 31, 1998. Loans serviced for others (including contract collections) are not included in the consolidated statements of financial condition. The unpaid principal balances of these loans at March 31 are as follows:

                                                       1998             1997
===============================================================================

Loan portfolios serviced for:
    FNMA                                           $ 52,287,098    $ 63,534,868
    FHLMC                                            79,516,491      65,336,568
    Others                                            3,785,131       3,280,310
-------------------------------------------------------------------------------

                                                   $135,588,720    $132,151,746
===============================================================================

The principal amount of loans subject to delinquent principal or interest, defined as payment being in arrears over three months, totaled approximately $456,000 and $1,125,000 at March 31, 1998 and 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================


4.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at March 31 consists of the following:

                                                       1998              1997
===============================================================================

Investment securities                              $   41,870        $   34,723
Mortgage-backed securities                            120,509            59,083
Loans receivable                                    1,211,860           920,042
-------------------------------------------------------------------------------

ACCRUED INTEREST RECEIVABLE                        $1,374,239        $1,013,848
===============================================================================

5.  PREMISES AND EQUIPMENT

Premises and equipment at March 31 consists of the following:

                                                       1998             1997
===============================================================================

Land, buildings and building improvements          $ 4,663,205      $ 4,999,564
Branch premises under development                      129,177           45,803
Furniture, fixtures and equipment                    2,725,719        2,276,235
-------------------------------------------------------------------------------

                                                     7,518,101        7,321,602
Accumulated depreciation                            (2,812,272)      (2,392,947)
-------------------------------------------------------------------------------

PREMISES AND EQUIPMENT, NET                        $ 4,705,829      $ 4,928,655
===============================================================================

6.  DEPOSITS

Deposits and the related weighted average interest rates at March 31 consist of the following:

                                                       1998            1997
===============================================================================

DEPOSIT ACCOUNTS:
    NOW accounts (1.23% and 1.38%)                 $ 19,388,968    $ 15,942,961
    Passbook accounts (3.03% and 3.03%)              13,418,157      14,163,562
    Money market accounts (3.05% and 3.03%)           9,077,548       6,968,209
-------------------------------------------------------------------------------

                                                     41,884,673      37,074,732
-------------------------------------------------------------------------------

CERTIFICATES OF DEPOSIT:
    3.00% to 3.99%                                    1,000,908         996,689
    4.00% to 4.99%                                    7,995,140       7,131,625
    5.00% to 5.99%                                   55,991,677      42,816,278
    6.00% to 6.99%                                    6,638,110      17,082,245
    7.00% to 7.99%                                      483,427       1,989,661
    8.00% to 8.99%                                       49,118          51,315
    9.00% and over                                      452,037         453,057
-------------------------------------------------------------------------------

                                                     72,610,417      70,520,870
-------------------------------------------------------------------------------

                                                   $114,495,090    $107,595,602
===============================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================


The scheduled maturities of certificates of deposit at March 31, 1998 are as follows:

YEAR ENDING MARCH 31,                                                  Amount
===============================================================================

      1999                                                          $52,836,258
      2000                                                           13,111,435
      2001                                                            4,736,520
      2002                                                            1,292,190
      2003                                                              596,690
      Thereafter                                                         37,324
-------------------------------------------------------------------------------

      Total                                                         $72,610,417
===============================================================================

Interest expense on deposits consists of the following:

YEAR ENDED MARCH 31,                            1998                    1997
===============================================================================

NOW and money market                         $  483,742              $  405,274
Passbook savings                                405,829                 413,341
Certificates of deposit                       3,768,994               4,020,719
-------------------------------------------------------------------------------

INTEREST EXPENSE                             $4,658,565              $4,839,334
===============================================================================

Certificates of deposit of $100,000 or more totaled approximately $14,138,000 and $10,097,140 at March 31, 1998 and 1997, respectively. Deposit balances in excess of $100,000, approximately $11,363,000 and $8,697,000 at March 31, 1998 and 1997, respectively, are not insured by the Federal Deposit Insurance Corporation (FDIC).

The deposits of the Bank are insured by the Savings  Association  Insurance Fund
(SAIF), one of two funds administered by the FDIC. The Bank previously paid annual premiums of approximately $.23 per $100 of deposits. On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed, which authorized the FDIC to impose a special assessment on certain deposits held by thrift institutions. This special assessment, which was based on $.657 per $100 of outstanding deposits at March 31, 1995, was intended to recapitalize the SAIF. Accordingly, the Bank recorded a one time pre-tax charge of approximately $584,000 at September 30, 1996, which was paid prior to December 31, 1996. The Bank's annual SAIF premium rates were reduced to $.0648 per $100 of deposits beginning January 1, 1997.

7.  INCOME TAXES

The components of income tax expense are summarized as follows:

YEAR ENDED MARCH 31,                             1998                    1997
===============================================================================

Current:
    Federal                                  $  660,184              $  232,543
    State                                       136,186                  28,061
-------------------------------------------------------------------------------

                                                796,370                 260,604
-------------------------------------------------------------------------------

Deferred:
    Federal                                     128,054                   2,521
    State                                        19,886                     392
-------------------------------------------------------------------------------

                                                147,940                   2,913
-------------------------------------------------------------------------------

INCOME TAX EXPENSE                           $  944,310              $  263,517
===============================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Deferred tax liabilities and assets at March 31 consist of the following:

                                                   1998                  1997
===============================================================================

DEFERRED TAX LIABILITIES:
    FHLB stock dividends                       $ (341,000)           $ (286,528)
    Loan loss reserves                           (243,000)             (243,191)
    Depreciation                                 (146,000)             (121,876)
    Other                                        (174,000)              (37,682)
-------------------------------------------------------------------------------

Total deferred tax liabilities                   (904,000)             (689,277)
-------------------------------------------------------------------------------

DEFERRED TAX ASSETS:
    Unearned loan fees                             68,000               148,812
    Allowance for loan losses                     476,000               397,233
    Deferred compensation                          70,000                45,319
    Other                                          45,000                21,249
-------------------------------------------------------------------------------

Total deferred tax assets                         659,000               612,613
-------------------------------------------------------------------------------

NET DEFERRED INCOME TAX LIABILITY              $ (245,000)           $  (76,664)
===============================================================================

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

                                                              1998                     1997
                                                   ----------------------      ------------------
                                                      AMOUNT       PERCENT       Amount     Percent
=================================================================================================
Income tax expense at statutory rates              $   901,172       34.0%     $ 310,206     34.0%
Increase (decrease) resulting from:
    State income taxes,  net of federal benefit        116,742        4.4         18,779      2.1
    Prior year over/ under accrual                     (37,051)      (1.4)       (47,319)    (5.2)
    Permanent and other differences                    (36,553)      (1.4)       (18,149)    (2.0)
-------------------------------------------------------------------------------------------------

                                                   $   944,310       35.6%     $ 263,517     28.9%
=================================================================================================


8.  EQUITY

The Company is not subject to capital adequacy requirements by its primary regulator, the Office of Thrift Supervision. The Bank, however, is subject to various regulatory capital requirements administered by the Washington
Department of Financial Institutions (the Department) and the FDIC, (collectively referred to as the "regulators"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of March 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


As of March 31, 1998, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in the table below (dollars in thousands):

                                                                                       To Be Well
                                                                                    Capitalized Under
                                                                    For Capital     Prompt Corrective
                                                  Actual         Adequacy Purposes  Action Provisions
                                            -----------------   ------------------  -----------------
                                             Amount     Ratio   Amount      Ratio    Amount    Ratio
====================================================================================================

AS OF MARCH 31, 1998
   Tier 1 Capital (to average assets)       $ 20,331     11.4%  $ 7,160      4.0%   $  8,950    5.0%

   Tier 1 Capital (to risk-weighted assets)   20,331     17.1%  $ 4,755      4.0%   $  7,132    6.0%

   Tier Capital (to risk-weighted assets)     21,451     18.1%  $ 9,509      8.0%   $ 11,886   10.0%


AS OF MARCH 31, 1997
   Tier 1 Capital (to average assets)         11,044      8.0%  $ 5,506      4.0%   $  6,883    5.0%

   Tier 1 Capital (to risk-weighted assets)   11,044     12.5%  $ 3,532      4.0%   $  5,298    6.0%

Total Capital (to risk-weighted assets)     $ 12,002     13.6%  $ 7,064      8.0%   $  8,829   10.0%
====================================================================================================

The Bank may not declare or pay a cash dividend if such declaration and payment would violate regulatory requirements. Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of its future corporate dividends may depend upon dividends from the Bank.

9.  RELATED PARTY TRANSACTIONS

Prior to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), the Bank's policy allowed all full-time permanent employees with one complete year of service, key officers and directors to receive a first mortgage loan on their primary residence at rates which may be below market. At such time that they cease to be employed by the Bank and are not eligible for retirement (age 55 or older), the loan terms will change to the market interest rate on the date the loan closed.

Subsequent to FIRREA, preferential terms on key officer and director loans were discontinued. The following schedule summarizes the activity in loans to directors, key officers and employees at March 31:

                                                 1998                   1997
===============================================================================

BALANCE, beginning of year                   $ 1,315,335            $ 1,376,661
    Additions                                    865,350                122,000
    Repayments and sales proceeds               (891,696)              (183,326)
-------------------------------------------------------------------------------

BALANCE, end of year                         $ 1,288,989            $ 1,315,335
===============================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


10.  EMPLOYEE BENEFIT PLANS

The Bank established, during 1995, a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The plan provides for a matching contribution by the Bank which amounted to $19,111 and $43,868 for the years ended March 31, 1998 and 1997. In addition, the Bank may make additional contributions at the discretion of the Board of Directors. These additional contributions amounted to $0 and $96,395 for the years ended March 31, 1998 and 1997.

The Company has entered into a salary continuation agreement with certain employees. This program was funded by purchasing single premium life insurance contracts. The program provides for aggregate continued annual compensation for all participants totaling $179,500 for life with a guarantee period ranging from 15-20 years. Participants vest ratably each plan year until retirement, termination, death or disability. The Company is recording the salary obligation over the estimated remaining service lives of the participants. Expenses related to this program were $63,837 and $57,037 for the years ended March 31, 1998 and 1997, respectively. At March 31, 1998, an obligation of $179,211 and cash value of life insurance of $1,400,055 were recorded. At March 31, 1997, an obligation of $115,374 and cash value of life insurance of $1,350,964 were recorded. Increases in cash surrender value and related net earnings from the life insurance contracts offset the expenses of this program.

The Company entered into three year employment agreements with certain officers which may be extended by the Board for an additional year at each anniversary date. The agreements provide for severance payments and other benefits in the event of termination without cause and termination of employment in connection with any change in control of the Company of up to 2.99 times the officer's average annual compensation during the preceding five years. The employment agreements provide for termination by the Company for cause at any time.

11.  EMPLOYEE STOCK OWNERSHIP PLAN

The Bank established for eligible employees an ESOP and related trust in connection with the stock conversion consummated on July 1, 1997. Eligible employees of the Bank as of June 30, 1997 and eligible employees of the Company and the Bank employed after such date who have been credited with at least 1,000 hours during a 12-month period and are age 21 will become participants. The ESOP borrowed $1,587,000 from the Holding Company in order to purchase 158,700 shares of common stock of the Holding Company. The loan will be repaid principally from the Bank's contributions to the ESOP over a period of fifteen years, and the collateral for the loan will be the unreleased, restricted common stock purchased by the ESOP. Contributions to the ESOP will be discretionary; however, the Bank intends to make annual contributions to the ESOP in an aggregate amount at least equal to the principal and interest requirements of the debt. The interest rate for the loan is 8.5%.

The cost of shares acquired by the ESOP is considered unearned compensation and, as such, is recorded as a reduction of the Company's stockholders' equity. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of compensation in the year of allocation. Participants generally become 100% vested in their ESOP account after five years of credited service or if their service was terminated due to death, retirement, permanent disability or a change in control. Prior to the completion of four years of credited service, a participant who terminates employment for reasons other than death, retirement, disability, or change in control of the Company will not receive any benefit. Forfeitures will be reallocated among remaining participating employees, in the same proportion as contributions. Benefits are payable upon death, retirement, disability or separation from service. The contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

Compensation expense is recorded equal to the fair value of shares held by the ESOP which are deemed committed to be released. ESOP compensation expense for March 31, 1998 (first plan year) was $162,000. As of March 31, 1998, the Company has allocated or committed to be released to the ESOP 9,357 earned shares and has 149,343 unearned, restricted shares remaining to be released. The market value of unearned, restricted shares held by the ESOP trust was approximately $2,987,000 at March 31, 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================


12.  ADVANCES FROM FHLB

Advances from FHLB had weighted average interest rates at March 31, 1998 and 1997 of 5.84% and 5.87%, respectively. Maturity dates of advances at March 31 were as follows:

                                                  1998                  1997
===============================================================================

ADVANCES FROM FHLB DUE:
    Less than 1 year                        $  22,578,472         $   9,828,472
    1 to 2 years                                4,000,000               328,472
    2 to 3 years                                  838,085             1,000,000
    3 to 4 years                                1,768,055               497,083
    4 to 5 years                                5,000,000             2,268,056
    More than 5 years                           1,470,967                    --
-------------------------------------------------------------------------------

                                            $  35,655,579         $  13,922,083
===============================================================================

Included in the table above is a $5,000,000 advance from FHLB maturing in December 2002 which is callable every 90 days from the date of advance at the option of the FHLB.

Pursuant to collateral requirements of the FHLB, advances are secured by stock in the FHLB and qualifying first mortgage loans.

13.   FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value estimates presented do not reflect the underlying fair value of the Company. Although management is not aware of any factors that would materially affect the estimated fair value amounts presented, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value subsequent to that date may differ significantly from the amounts presented as follows.

                                             MARCH 31, 1998                MARCH 31, 1997
                                      ----------------------------- ----------------------------
                                          CARRYING       ESTIMATED      CARRYING      ESTIMATED
                                           AMOUNT       FAIR VALUE       AMOUNT      FAIR VALUE
================================================================================================

Financial assets:
  Cash and cash equivalents           $    8,416,820  $   8,416,820 $   5,302,736  $   5,302,736
  Investment securities:
   Held-to-maturity                        2,449,375      2,441,165     5,199,375      5,136,365
   Available-for-sale                      2,654,233      2,654,233            --             --
  Mortgage-backed securities:
   Held-to-maturity                        3,420,153      3,386,645     2,280,743      2,205,640
   Available-for-sale                      7,969,533      7,969,533     2,599,147      2,599,147
  Loans receivable                       145,696,660    146,018,504   113,048,075    112,106,875
  Stock in FHLB                            2,110,075      2,110,075       945,475        945,475
  Cash surrender value of life
    insurance policies                     1,400,055      1,400,055     1,350,964      1,350,964

Financial liabilities:
  Deposits                               114,495,090    114,488,907   107,595,602    108,014,842
  Advances from FHLB                      35,655,579     35,687,164    13,922,083     13,786,403


                                                                                              64

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

The following methods and assumptions were used to estimate the fair value of financial instruments:

CASH AND CASH EQUIVALENTS - The carrying amount of these items is a reasonable estimate of their fair value.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES HELD-TO-MATURITY - The fair value of investment securities is based on quoted market prices or dealer estimates. Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of all other mortgage-backed securities is based on dealer estimates.

LOANS RECEIVABLE - For certain homogeneous categories of loans, such as fixed and variable residential mortgages, fair value is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other loan types is estimated by discounting the future cash flows and estimated prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining term. Some loan types were valued at carrying value because of their floating rate or expected maturity characteristics.

CASH SURRENDER VALUE OF LIFE INSURANCE POLICIES - The carrying amount of these policies approximate their fair value.

STOCK IN FHLB - The fair value is based upon the redemption value of the stock which equates to its carrying value.

DEPOSITS - The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.

ADVANCES FROM FHLB - The fair value of FHLB advances and other borrowings is estimated by discounting the estimated future cash flows using rates currently available to the Bank for debt with similar remaining maturities.

OFF-BALANCE SHEET INSTRUMENTS - The fair value of a loan commitment is determined based on the fees currently charged to enter into similar agreements, taking into account the remaining length of the commitment period and the present creditworthiness of the counterparties. Neither the fees earned during the year on these instruments nor their value at year-end are significant to the Company's consolidated financial position.


14.  LIQUIDATION ACCOUNT

At the time of the Conversion, the Bank established a liquidation account in an amount equal to its equity as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

15.  PARENT COMPANY FINANCIAL INFORMATION

The summarized financial information for FirstBank Corp. is presented below. Since FirstBank Corp. was not organized until March 12, 1997 and had no activities prior to April 1, 1997, comparative information is not presented.

                                 FIRSTBANK CORP.
                        Statement of Financial Condition
MARCH 31,                                                               1998
===============================================================================

ASSETS

Cash and cash equivalents                                           $   258,099
Loan to FirstBank Northwest                                           6,100,000
Loan receivable from ESOP                                             1,477,411
Investment in subsidiaries                                           20,333,119
Certificates of deposit                                               1,741,000
Other assets                                                             99,589
-------------------------------------------------------------------------------

Total assets                                                        $30,009,218
===============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                                         $     1,220
Stockholders' equity                                                 30,007,998
-------------------------------------------------------------------------------

Total liabilities and stockholders' equity                          $30,009,218
===============================================================================

                                 FIRSTBANK CORP
                               Statement of Income
YEAR ENDED MARCH 31,                                                    1998
===============================================================================

INTEREST INCOME:
  Certificates and time deposits                                    $    87,503
  Loans receivable                                                       89,358
  ESOP loan                                                              67,345
  Cash and cash equivalents                                             210,253

OTHER INCOME:
  Equity in undistributed income of subsidiaries                      1,544,136
-------------------------------------------------------------------------------

                                                                      1,998,595
OTHER EXPENSE:
  Compensation, payroll taxes and fringe benefits                        17,724
  Other expense                                                         167,392
-------------------------------------------------------------------------------

INCOME BEFORE INCOME TAX EXPENSE                                      1,813,479

INCOME TAX EXPENSE                                                      107,286
-------------------------------------------------------------------------------

NET INCOME                                                          $ 1,706,193
===============================================================================

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

                                 FIRSTBANK CORP.
                             Statement of Cash Flows
YEAR ENDED MARCH 31,                                                   1998
===============================================================================

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                      $  1,706,193
   Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in undistributed earnings of subsidiaries               (1,544,136)
      (Increase) decrease in other assets                               (31,437)
      Increase (decrease) in liabilities                                  1,220
-------------------------------------------------------------------------------

Net cash provided by operating activities                               131,840
-------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in wholly owned subsidiary                             (9,470,831)
   Purchases of certificates of deposit                              (4,540,000)
   Maturities of certificates of deposit                              2,799,000
   Dividends received from subsidiaries                                 230,000
   Loan to FirstBank Northwest                                       (6,100,000)
   Loan provided to ESOP                                             (1,587,000)
   Principal repayments on ESOP loan                                    109,589
-------------------------------------------------------------------------------

Net cash used by investing activities                               (18,559,242)
-------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock, net of underwriting costs 18,941,663
   Dividends paid                                                      (256,162)
-------------------------------------------------------------------------------

Net cash provided by financing activities                            18,685,501
-------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               258,099

CASH AND CASH EQUIVALENTS, beginning of year                                 --
-------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of year                             $    258,099
===============================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   CASH PAID DURING THE YEAR FOR:
     Interest                                                      $     65,673
     Income taxes                                                  $         --

   NONCASH INVESTING AND FINANCING ACTIVITIES:
     ESOP shares committed to be released                          $     68,152
===============================================================================